Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Pharmacopeia, Inc. Amended and Restated 2004 Stock Incentive Plan of our reports dated February 29, 2008, with respect to the consolidated financial statements of Pharmacopeia, Inc. and the effectiveness of internal control over financial reporting of Pharmacopeia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
August 4, 2008